Exhibit 3.10

CERTIFICATE OF MERGER

OF

ATM NATIONAL, INC.

WITH AND INTO

ATM NATIONAL, LLC

FIRST: The names and states of organization of each of the constituent entities are ATM National, Inc., a Delaware corporation (“ATM National), and ATM National, LLC, a Delaware limited liability company (“ATMN LLC).

SECOND: An Agreement and Plan of Merger (the “Agreement’) pursuant to which ATM National will merge (the “Merger”) with and into ATMN LLC has been approved, adopted, certified, executed and acknowledged by ATM National and ATMN LLC in accordance with Section 264(c) of the Delaware General Corporation Law and Section 18-209 of the Delaware Limited Liability Company Act.

THIRD: ATMN LLC is the entity surviving the Merger.

FOURTH: The executed Agreement is on file at the principal office of ATMN LLC, which office is located at 3110 Hayes Road, Suite 300, Houston, Texas 77082.

FIFTH: A copy of the executed Agreement will be furnished by ATMN LLC, on request and without cost, to any stockholder of ATM National or any member of ATMN LLC.

SIXTH: The effective time of the Merger herein provided for shall be 11:59 p.m. on December 21, 2005.

IN WITNESS WHEREOF, ATMN LLC has caused this Certificate of Merger to be executed on this 21st day of December, 2005.

ATM NATIONAL, LLC

By:	/s/ Thomas E. Upton
Name:	Thomas E. Upton
Title:	Authorized Person

CERTIFICATE OF MERGER